Exhibit 23.3

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I, Billie Ida Williamson, hereby consent to be named in the Registration Statement on Form S-1, and in all subsequent amendments and post-effective amendments or supplements thereto, including the prospectus contained therein, as a nominee for director of Annie’s, Inc., a Delaware corporation, and to all references to me in connection therewith.

/s/ Billie Ida Williamson
Billie Ida Williamson

February 1, 2012